For Immediate Release
Allergan Enters Into Agreement with GlaxoSmithKline to Accelerate BOTOX®
Development and Commercialization in Japan and China, Co-Promote
IMITREX STATdose System® and AMERGE® in U.S.
IRVINE, Calif. – October 3, 2005 – Allergan, Inc. (NYSE:AGN) announced today that it has entered into a long-term agreement with GlaxoSmithKline (NYSE:GSK) to develop and promote Allergan’s BOTOX® (botulinum toxin type A) in Japan and China and to co-promote GSK’s products IMITREX STATdose System® (sumatriptan succinate) and AMERGE® (naratriptan hydrochloride) in the United States.
Under the terms of the agreement, Allergan will license to GSK all clinical development and commercial rights to BOTOX® in Japan and China, markets in which GSK has extensive commercial, regulatory and R&D resources, as well as expertise in neurology. Allergan believes that these additional resources should accelerate new indications for BOTOX® and maximize the product’s sales potential in those important markets. Allergan will receive an up-front payment, payments for research and development and marketing support, and royalties on Japan and China BOTOX® sales. Allergan also will manufacture BOTOX® for GSK as part of a long-term supply agreement and will work collaboratively to support GSK on new clinical development for BOTOX® and strategic marketing in those markets.
In addition, Allergan has obtained the right to co-promote GSK’s products IMITREX STATdose System® and AMERGE® in the U.S. to neurologists for a 5-year period. IMITREX STATdose System® is approved for the treatment of acute migraine in adults and for the acute treatment of cluster headache episodes. AMERGE® Tablets are approved for the acute treatment of migraine attacks with and without an aura in adults. Allergan will receive both fixed and performance payments from GSK.
The transaction is expected to be accretive to Allergan’s earnings over the planning horizon, although much of that accretion will be reinvested into the business. Allergan intends to reinvest the income generated from the agreement primarily to double the size of its U.S. neurology sales organization, which will significantly expand its reach and presence within the neurology community, and to provide additional funding for Allergan’s research and development pipeline. The agreement is subject to approval by the appropriate government entities.
Allergan currently estimates that it will incur pre-tax restructuring costs, consisting primarily of severance, contract termination and other costs of between approximately $6 million and $8 million, associated with a planned restructuring and streamlining of Allergan’s ongoing business activities in Japan that are necessary to accommodate Allergan’s recent third party licensing and distribution arrangements.
“The collaboration with GSK simultaneously fulfills two key strategic objectives for Allergan,” said David E.I. Pyott, Chairman, President and Chief Executive Officer of Allergan, Inc. “First, Japan has unique regulatory requirements that are different from the rest of the world as well as distinct reimbursement and commercialization challenges. The agreement should maximize the value of the BOTOX® franchise in Japan where GSK has critical mass and extraordinary regulatory and marketing capabilities. In China, GSK will establish a presence for BOTOX® as the product has not as of yet been commercially available in this market. Second, the co-promotion of GSK’s IMITREX STATdose System® and AMERGE® in the U.S. fulfills our strategic goal of expansion in the key neurology market and allows us to gain valuable expertise in the headache/migraine segments as we enter into Phase III clinical trials exploring the use of BOTOX® for the treatment of chronic daily headache.” Pyott concluded, “We are delighted to be working with GSK and look forward to a very successful collaboration.”
About BOTOX®
With 2004 global sales of $705 million, BOTOX® currently has 20 unique indications in more than 75 countries, and has treated millions of patients with serious or debilitating disorders as well as cosmetic needs. In Japan, BOTOX® is currently approved to treat blepharospasm (uncontrollable blinking), hemifacial spasm and cervical dystonia (a movement disorder characterized by involuntary contractions of the neck muscles); in China, it is approved to treat blepharospasm and hemifacial spasm.
About IMITREX STATdose System® and AMERGE®
IMITREX STATdose System® is approved for the acute treatment of migraine with and without aura and for the treatment of cluster headaches in adults. Among all prescriptions of migraine-specific medications, IMITREX® is the most prescribed treatment in the U.S. and was the first available migraine-specific medication, launching as an injection in 1993 and a tablet formulation in 1995. IMITREX® has treated more than 764 million migraine attacks worldwide, more than 2 headaches a second for the past decade. IMITREX® has a demonstrated tolerability profile in clinical trials with more than 100,000 patients taking IMITREX®. IMITREX STATdose System®, which launched in 1997 as an improvement to the original subcutaneous formulation, continues to offer onset of action in as fast as 10 minutes, and is an ideal treatment for specific types of migraine attacks that may require fast and effective non-oral therapy like morning migraine and migraines associated with nausea/vomiting. IMITREX STATdose System® still treats about 5 million patient attacks worldwide each year.
AMERGE® treats the pain and associated symptoms of migraine and is non-sedating and non-narcotic. AMERGE® has been studied in clinical trials with nearly 4,500 patients in the original clinical trials for approval. AMERGE® has a demonstrated clinical efficacy profile and may be taken anytime after a migraine starts. AMERGE® provides long lasting all-day migraine relief and may be an appropriate treatment for patients with migraines that last 24 hours or longer and has a side effect profile comparable to placebo. AMERGE® first became available in the U.S. in 2Q 1998 as the first long acting migraine medication. It is estimated that over 115 million migraine attacks worldwide have been treated with AMERGE® 2.5mg or 1mg since launch.
About Allergan, Inc.
Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator, skin care and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.

Forward-Looking Statements
This press release contains “forward-looking statements,” including, among other statements, the statements by Mr. Pyott, statements regarding research and development outcomes, efficacy, and market and product potential. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include general industry and pharmaceutical market conditions; general domestic and international economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents obtained by competitors; challenges inherent in product marketing such as the unpredictability of market acceptance for new pharmaceutical and biologic products and/or the acceptance of new indications for such products; domestic and foreign health care reforms; the timing and uncertainty of the research and development and regulatory processes; trends toward managed care and health care cost containment; and governmental laws and regulations affecting domestic and foreign operations. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law. Additional information concerning these and other risk factors can be found in press releases issued by Allergan, as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2004 Form 10-K and Allergan’s Form 10-Q for the quarter ended June 24, 2005. Copies of Allergan’s press releases and additional information about Allergan is available on the World Wide Web at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.
Allergan Contacts
Caroline Van Hove (714) 246-5134 (media)
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Ashwin Agarwal (714) 246-4582 (investors)
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